                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-75321

       Prospectus Supplement No. 79 to the Prospectus dated May 18, 1999.

                                 $1,500,000,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

                       $750,000,000 7.50% Notes due 2005
                       $750,000,000 7.80% Notes due 2010
                            ------------------------

                                 TERMS OF SALE
The notes being offered have the following terms:

PRINCIPAL AMOUNT: $750,000,000 of notes due 2005
                  $750,000,000 of notes due 2010

STATED MATURITY: January 28, 2005
                 January 28, 2010
FIXED INTEREST RATE: yes

     - annual rate: 7.50% for notes due 2005
                    7.80% for notes due 2010
     - interest payment dates: every January 28 and July 28, beginning July 28, 2000
     - regular record dates: every January 13 and July 13

SPECIFIED CURRENCY: U.S. dollars

     - principal: U.S. dollars
     - interest: U.S. dollars

ORIGINAL ISSUE DATE: January 28, 2000

FORM OF NOTES: book-entry form

REDEMPTION: If Goldman Sachs becomes obligated to pay additional amounts to
            non-U.S. investors due to changes in U.S. withholding tax requirements, Goldman Sachs may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date. DEFEASANCE APPLIES AS
            FOLLOWS:

     - full defeasance -- i.e., our right to be relieved of all our obligations on the notes by placing funds in trust for the investor; and
     - covenant defeasance -- i.e., our right to be relieved of specified provisions of the notes by placing funds in trust for the investor.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                          Per Note                          Per Note
                                                          due 2005          Total           due 2010          Total
                                                          --------          -----           --------          -----
Initial public offering price........................     99.914%        $749,355,000       99.665%        $747,487,500
Underwriting discount................................      0.350%        $  2,625,000        0.450%        $  3,375,000
Proceeds, before expenses, to The Goldman Sachs
  Group, Inc.........................................     99.564%        $746,730,000       99.215%        $744,112,500

     The initial public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from January 28, 2000 and must be paid by the purchaser if the notes are delivered after January 28, 2000.
                            ------------------------

     The notes due 2005 will be listed, under the symbol "GS 05", and the notes due 2010 will be listed, under the symbol "GS 10", on the New York Stock Exchange on or shortly after the closing of the offering.
                            ------------------------

     The underwriters expect to deliver the notes in New York, New York on January 28, 2000.

                              GOLDMAN, SACHS & CO.

ABN AMRO INCORPORATED                   BNP PARIBAS GROUP
BNY CAPITAL MARKETS, INC.               BANC OF AMERICA SECURITIES LLC
BANC ONE CAPITAL MARKETS, INC.          CHARLES SCHWAB & CO., INC.
COMMERZBANK AKTIENGESELLSCHAFT          DEUTSCHE BANC ALEX. BROWN
DOLEY SECURITIES, INC.                  GUZMAN & COMPANY
HYPOVEREINSBANK                         BANCA D'INTERMEDIAZIONE MOBILIARE IMI
JACKSON SECURITIES INCORPORATED         PAINEWEBBER INCORPORATED
PRUDENTIAL SECURITIES                   PRYOR, COUNTS & CO., INC.
SG COWEN                                SALOMON SMITH BARNEY
WESTDEUTSCHE LANDESBANK GIROZENTRALE

                            ------------------------

                 Prospectus Supplement dated January 25, 2000.

                          SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled "Specific Terms of The Notes", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. Also, references to "Holders" mean The Depository Trust Company or its nominee, and not indirect holders who own beneficial interests in notes through participants in The Depository Trust Company. Please review the special considerations that apply to indirect holders in the attached prospectus, under "Description of Notes We May Offer -- Legal Ownership of Notes".

     We are offering for sale both the notes due 2005 and the notes due 2010. In this prospectus supplement, when we refer to the notes we mean the notes due 2005 and the notes due 2010, collectively.

     The notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the notes; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the attached prospectus. The terms described here supplement those described in the attached prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

                     FINANCIAL TERMS OF THE NOTES DUE 2005

     The specific financial terms of the notes due 2005 are as follows:

- TITLE: 7.50% Notes due 2005

- ISSUER: The Goldman Sachs Group, Inc.

- TOTAL PRINCIPAL AMOUNT: $750,000,000

- DUE DATE FOR PRINCIPAL: January 28, 2005

- INTEREST RATE: 7.50% annually

- DATE INTEREST STARTS ACCRUING: January 28, 2000

- DUE DATES FOR INTEREST: every January 28 and July 28

- FIRST DUE DATE FOR INTEREST: July 28, 2000

- REGULAR RECORD DATES FOR INTEREST: every January 13 and July 13

- ADDITIONAL AMOUNTS: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct from payments to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under "-- Payment of Additional Amounts".

- REDEMPTION: We will not have the option to redeem the notes due 2005 before they mature, unless we become obligated to pay additional amounts on those notes because of changes in U.S. withholding tax requirements. In that event, we can redeem all the notes due 2005.

- REPAYMENT AT OPTION OF HOLDER: none

                     FINANCIAL TERMS OF THE NOTES DUE 2010

     The specific financial terms of the notes due 2010 are as follows:

- TITLE: 7.80% Notes due 2010

- ISSUER: The Goldman Sachs Group, Inc.

- TOTAL PRINCIPAL AMOUNT: $750,000,000

- DUE DATE FOR PRINCIPAL: January 28, 2010

- INTEREST RATE:  7.80% annually

- DATE INTEREST STARTS ACCRUING: January 28, 2000

- DUE DATES FOR INTEREST: every January 28 and July 28

- FIRST DUE DATE FOR INTEREST:  July 28, 2000

- REGULAR RECORD DATES FOR INTEREST: every January 13 and July 13

- ADDITIONAL AMOUNTS: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct from payments to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under "-- Payment of Additional Amounts".

- REDEMPTION: We will not have the option to redeem the notes due 2010 before they mature, unless we become obligated to pay additional amounts on those notes because of changes in U.S. withholding tax requirements. In that event, we can redeem all the notes due 2010.

- REPAYMENT AT OPTION OF HOLDER: none

                             ADDITIONAL INFORMATION
                                ABOUT THE NOTES

BOOK-ENTRY HOLDERS

     We will issue the notes only in book-entry form -- i.e., as global notes registered in the name of The Depository Trust Company, New York, New York, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from The Depository Trust Company except in the limited situations described in the attached prospectus under "Description of Notes We May Offer -- What is a Global
Note? -- Special Situations When a Global Note Will Be Terminated".

     Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. Those organizations will include the Cedel and Euroclear systems in Europe. For more information about holding interests through the DTC system, see "Description of Notes We May
Offer -- Legal Ownership of Notes" and "-- What is a Global Note?" in the attached prospectus.

YOU CAN HOLD INTERESTS IN GLOBAL NOTES THROUGH CEDEL AND EUROCLEAR, AS INDIRECT PARTICIPANTS IN DTC

     As long as DTC is the depositary for the global notes, you may hold an interest in a global note through any organization that participates, directly or indirectly, in the DTC system. Those organizations include Clearstream Banking, S.A. in Luxembourg, commonly known as Cedel, and Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system, known as Euroclear. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in one of these systems. If you hold your interest indirectly, you should note that DTC, Cedel and Euroclear will have no record of you or your relationship with the direct participant in their systems.

     Cedel and Euroclear are securities clearance systems in Europe, and they participate indirectly in DTC. Cedel and Euroclear will hold interests in the global notes on behalf of the participants in their systems through securities accounts they maintain in their own names for their customers on their own books or on the books of their depositaries. Those depositaries, in turn, are participants in DTC and hold those interests in securities accounts they maintain in their own names on the books of DTC. Citibank, N.A. acts as depositary for Cedel and The Chase Manhattan Bank acts as depositary for Euroclear. Cedel and Euroclear clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

DTC RULES WILL ALSO APPLY TO NOTES HELD THROUGH CEDEL AND EUROCLEAR

     If you hold an interest in a global note through Cedel or Euroclear, that system will credit the payments we make on your note to the account of your Cedel or Euroclear participant in accordance with that system's rules and procedures. The participant's account will be credited only to the extent that the system's depositary receives these payments through the DTC system. Payments, notices and other communications or deliveries relating to the notes, if made through Cedel or Euroclear, must comply not only with the rules and procedures of those systems, but also with the rules and procedures of DTC, except as described below.

     If you hold an interest in a global note through Cedel or Euroclear, you will not be entitled to exchange your interest for a certificate representing a non-global note, unless and until the global note is terminated at DTC, as described under "Description of Notes We May Offer -- What is a Global
Note? -- Special Situations When a Global Note Will Be Terminated" in the attached prospectus.

     Trading in the notes between Cedel participants or between Euroclear participants will by governed only by the rules and procedures of that system. We understand that, at present, those systems' rules and procedures applicable to trades in conventional eurobonds will apply to trades in the notes, with settlement in immediately available funds.

SPECIAL CONSIDERATIONS FOR CROSS-MARKET TRANSFERS

     Cross-market transfers of the notes -- i.e., transfers between investors who hold or will hold their interests through Cedel or Euroclear, on the one hand, and investors who hold or will hold their interests through DTC but not through Cedel or Euroclear, on the other hand -- will be governed by DTC's rules and procedures in addition to those of Cedel or Euroclear. If you hold your note through Cedel or Euroclear and you wish to complete a cross-market transfer, you will need to deliver transfer instructions and payment, if applicable, to Cedel or Euroclear, through your participant, and that system in turn will need to deliver them, through that system's depositary, to DTC.

     Because of time-zone differences between the United States and Europe, any notes you purchase through Cedel or Euroclear in a cross-market transfer will not be credited to your account at your Cedel or Euroclear participant until the business day after the DTC settlement date. For the same reason, if you sell the notes through Cedel or Euroclear in a cross-market transfer, your cash proceeds will be received by the depositary for that system on the DTC settlement date but will not be credited to your participant's account until the business day following the DTC settlement date. In this context, "business day" means a business day for Cedel or Euroclear.

     The description of the clearing and settlement systems in this section reflects our understanding of the rules and procedures of DTC, Cedel and Euroclear as currently in effect. Those systems could change their rules and procedures at any time. We have no control over those systems and we take no responsibility for their activities.

                         PAYMENT OF ADDITIONAL AMOUNTS

     We intend to make all payments on the notes without deducting U.S. withholding taxes. If we are required by law to do so on payments to non-U.S. investors, however, we will pay additional amounts on those payments to the extent described in this section.

     We will pay additional amounts on a note only if the beneficial owner of the note is a United States alien. The term United States alien means any person who, for U.S. federal income tax purposes, is:

- a nonresident alien individual;

- a foreign corporation;

- a foreign partnership; or

- an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

     If the beneficial owner of a note is a United States alien, we will pay all additional amounts that may be necessary so that every net payment of interest or principal on that note will not be less than the amount provided for in that note. By net payment we mean the amount we or our paying agent pay after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a U.S. taxing authority.

     Our obligation to pay additional amounts is subject to several important exceptions, however. We will NOT pay additional amounts for or on account of any of the following:

- any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the beneficial owner -- or between a fiduciary, settlor, beneficiary or member of the beneficial owner, if the beneficial owner is an estate, trust or partnership -- and the United States (other than the mere receipt of a payment or the ownership or holding of a note), including because the beneficial owner -- or the fiduciary, settlor, beneficiary or member -- at any time, for U.S. federal income tax purposes:

   -- is or was a citizen or resident or is or was treated as a resident of the United States;

   -- is or was present in the United States;

   -- is or was engaged in a trade or business in the United States;

   -- has or had a permanent establishment in the United States;

   -- is or was a domestic or foreign personal holding company, a passive foreign investment company or a controlled foreign corporation;

   -- is or was a corporation that accumulates earnings to avoid U.S. federal income tax; or

   -- is or was a "ten percent shareholder" of The Goldman Sachs Group, Inc.;

- any tax, assessment or other governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective any time after the day on which the payment becomes due or is duly provided for, whichever occurs later;

- any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or any similar tax, assessment or other governmental charge;

- any tax, assessment or other governmental charge imposed solely because the beneficial owner or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or any beneficial owner of the note, if compliance is required by statute, by regulation of the U.S. Treasury department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from the tax, assessment or other governmental charge;

- any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on the notes;

- any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular paying agent (which term may include us) and would not be imposed if made by another paying agent; or

- any combination of the taxes, assessments or other governmental charges described above.

In addition, we will not pay additional amounts with respect to any payment of principal or interest to any United States alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment, to the extent that we would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of the partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of the note for this purpose.

     When we refer to a U.S. taxing authority, we mean the United States of America or any state, other jurisdiction or taxing authority in the United States. When we refer to the United States in the discussion of additional amounts above and in the discussion of redemption for tax reasons below, we mean the United States of America, including the states and the District of Columbia, together with the territories, possessions and all other areas subject to the jurisdiction of the United States of America.

     When we refer to any payment of interest or principal on a note, this includes any additional amount that may be payable in respect of that payment.

                          WHEN WE CAN REDEEM THE NOTES

     We will not be permitted to redeem the notes due 2005 or the notes due 2010 before their respective stated maturities, except as described below. The notes will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your note. In addition, you will not be entitled to require us to buy your note from you before its stated maturity.

     We will be entitled, at our option, to redeem the outstanding notes due 2005 in whole and not in part if at any time we become obligated to pay additional amounts on any notes due 2005 on the next interest payment date, but only if our obligation to pay those additional amounts results from a change in the laws or regulations of the United States, of any jurisdiction in the United States or of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after the date of this prospectus supplement.

     Similarly, we will be entitled, at our option, to redeem the outstanding notes due 2010 in whole and not in part if at any time we become obligated to pay additional amounts on any notes due 2010 on the next interest payment date, but only if our obligation to pay those additional amounts results from a change in the laws or regulations of the United States, of any jurisdiction in the United States or of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after the date of this prospectus supplement.

     If we redeem any notes, we will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued interest to the redemption date.

     If we become entitled to redeem any notes, we may do so at any time on a redemption date of our choice. The redemption dates for the notes due 2005 and the notes due 2010 could be different, or there could be a redemption date for the notes of one maturity but not for the notes of the other maturity.

     We must give the Holders of any notes to be redeemed notice of the redemption not less than 30 days or more than 60 days before the applicable redemption date and not more than 90 days before the next date on which we would be obligated to pay additional amounts. In addition, our obligation to pay additional amounts on the notes to be redeemed must remain in effect when we give the notice of redemption. We will give the notice in the manner described under "Description of Notes We May Offer -- Notices" in the attached prospectus.

     We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. For example, we currently expect Goldman, Sachs & Co. to make a market in the notes by purchasing and reselling notes from time to time. Notes that we or our subsidiaries purchase may, at our discretion, be held, resold or cancelled.

                               FURTHER ISSUANCES

     We may, without your consent or the consent of any other holders of our securities or any of the underwriters, issue additional securities from time to time having the same terms as the notes due 2005 or the notes due 2010. We may elect to have any of those additional securities be treated as part of the notes that have the same maturity, for all purposes of the notes.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for The Goldman Sachs Group, Inc. by one of its General Counsel and for the underwriters by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell has in the past represented and continues to repre-sent Goldman Sachs on a regular basis and in a variety of matters. Sullivan & Cromwell represented The Goldman Sachs Group, Inc. in connection with its initial public offering, debt offerings and secondary offerings of its common stock, and has performed services for The Goldman Sachs Group, Inc. in connection with this offering.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into a terms agreement with respect to the notes which supplements the distribution agreement referred to in the attached prospectus under the heading "Plan of Distribution". Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                                            Principal Amount of   Principal Amount of
               Underwriters                   Notes due 2005        Notes due 2010
               ------------                   --------------        --------------
Goldman, Sachs & Co.......................    $  607,500,000        $  607,500,000
ABN AMRO Incorporated.....................         7,500,000             7,500,000
Banque Nationale de Paris, London Branch..         7,500,000             7,500,000
BNY Capital Markets, Inc..................         7,500,000             7,500,000
Banc of America Securities LLC............         7,500,000             7,500,000
Banc One Capital Markets, Inc.............         7,500,000             7,500,000
Charles Schwab & Co., Inc.................         7,500,000             7,500,000
Commerzbank Aktiengesellschaft............         7,500,000             7,500,000
Deutsche Bank Securities Inc..............         7,500,000             7,500,000
Doley Securities, Inc.....................         7,500,000             7,500,000
Guzman & Company..........................         7,500,000             7,500,000
Bayerische Hypo-und Vereinsbank AG........         7,500,000             7,500,000
Banca d'Intermediazione Mobiliare IMI.....         7,500,000             7,500,000
Jackson Securities Incorporated...........         7,500,000             7,500,000
PaineWebber Incorporated..................         7,500,000             7,500,000
Prudential Securities Incorporated........         7,500,000             7,500,000
Pryor, Counts & Co., Inc..................         7,500,000             7,500,000
SG Cowen Securities Corporation...........         7,500,000             7,500,000
Salomon Smith Barney Inc..................         7,500,000             7,500,000
Westdeutsche Landesbank Girozentrale......         7,500,000             7,500,000
                                              --------------        --------------
          Total...........................    $  750,000,000        $  750,000,000
                                              ==============        ==============

                            ------------------------

     Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.250% of the principal amount of the notes due 2005 and up to 0.350% of the principal amount of the notes due 2010. If any notes are not sold at the applicable initial offering price, the underwriters may change the offering price and other selling terms for those notes.

     The offer and sale of the notes by the underwriters are subject to the underwriters having received and accepted the notes from The Goldman Sachs Group, Inc. In addition, the underwriters may, in their sole discretion, reject all or any part of any order for the notes which is received by them. The underwriters expect to deliver the notes in New York, New York on the date indicated on the front cover page of this prospectus supplement in exchange for payment in immediately available funds.

     The underwriters or their affiliates intend to offer the notes for sale primarily in the United States. The underwriters or their affiliates may also offer the notes for sale outside the United States.

     The notes are new issues of securities with no established trading market. While the notes will be listed on the NYSE, these listings do not assure that a trading market for the notes will develop. The Goldman Sachs Group, Inc. has been advised by Goldman, Sachs & Co. that Goldman, Sachs & Co. intends to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co. nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

     The underwriters may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement in a market-making transaction in a note after its initial sale. UNLESS GOLDMAN SACHS & CO. OR ANOTHER AFFILIATE OF THE GOLDMAN SACHS GROUP, INC. INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF ANY SALE MADE BY THAT FIRM, THIS PROSPECTUS SUPPLEMENT IS BEING USED BY THAT FIRM IN A MARKET-MAKING TRANSACTION.

     Please note that the information about the original issue dates, original issue prices and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     In this prospectus supplement, the term "this offering" means the initial offering of the notes made in connection with their original issuance. This term does not refer to any subsequent resales of notes in market-making transactions. For more information about market-making transactions, please read "Plan of Distribution" in the attached prospectus.

     In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the applicable market price of the notes while this offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short-covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the applicable market price of the notes. As a result, the applicable price of the notes may be higher than the applicable price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may occur in the over-the-counter market or otherwise.

     Goldman, Sachs & Co. has also informed The Goldman Sachs Group, Inc. that it does not expect sales made by the underwriters in this offering to accounts over which the underwriters exercise discretionary authority to exceed five percent of the aggregate initial offering prices of the notes. No such sales will be made without the prior written approval of the customer to which such account relates.

     The Goldman Sachs Group, Inc. estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, whether paid to Goldman, Sachs & Co. or any other underwriter, will be approximately $250,000.

     The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Goldman, Sachs & Co. is a subsidiary of The Goldman Sachs Group, Inc. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member such as Goldman, Sachs & Co. distributes an affiliated company's debt securities. Goldman,

Sachs & Co. has advised The Goldman Sachs Group, Inc. that this offering will comply with the applicable requirements of Rule 2720.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

     This prospectus supplement will be used by the underwriters and other dealers in connection with offers and sales of notes to persons located in the United States. These offers and sales may involve notes initially sold by the underwriters in this offering outside the United States.

     Each underwriter has agreed that: (a) it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the date six months after the date of original issue of the notes, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied, and will comply, with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
     There are restrictions on the offer and sale of the notes in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and Public Offers of Securities Regulations 1995 of Great Britain with respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom must be complied with. See "Supplemental Plan of Distribution".
                               ------------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
        Prospectus Supplement

Specific Terms of the Notes...........   S-2
Validity of the Notes.................   S-6
Supplemental Plan of Distribution.....   S-8

              Prospectus

Our Business Principles...............     2
Prospectus Summary....................     3
Risk Factors..........................    11
Use of Proceeds.......................    28
Pro Forma Consolidated Financial
  Information.........................    29
Capitalization........................    36
Selected Consolidated Financial
  Data................................    38
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    40
Industry and Economic Outlook.........    65
Business..............................    68
Management............................    93
Principal Shareholders................   106
Certain Relationships and Related
  Transactions........................   108
Description of Notes We May Offer.....   113
United States Taxation................   143
Employee Retirement Income Security
  Act.................................   154
Validity of the Notes.................   154
Experts...............................   154
Available Information.................   155
Index to Consolidated Financial
  Statements..........................   F-1
Plan of Distribution..................   U-1

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                                 $1,500,000,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                                  $750,000,000
                              7.50% Notes due 2005

                                  $750,000,000
                              7.80% Notes due 2010
                               ------------------
                              [GOLDMAN SACHS LOGO]

                               ------------------
                              GOLDMAN, SACHS & CO.
                             ABN AMRO INCORPORATED
                               BNP PARIBAS GROUP
                           BNY CAPITAL MARKETS, INC.
                         BANC OF AMERICA SECURITIES LLC
                         BANC ONE CAPITAL MARKETS, INC.
                           CHARLES SCHWAB & CO., INC.
                         COMMERZBANK AKTIENGESELLSCHAFT
                           DEUTSCHE BANC ALEX. BROWN
                             DOLEY SECURITIES, INC.
                                GUZMAN & COMPANY
                                HYPOVEREINSBANK
                     BANCA D'INTERMEDIAZIONE MOBILIARE IMI
                        JACKSON SECURITIES INCORPORATED
                            PAINEWEBBER INCORPORATED
                             PRUDENTIAL SECURITIES
                           PRYOR, COUNTS & CO., INC.
                                    SG COWEN
                              SALOMON SMITH BARNEY
                      WESTDEUTSCHE LANDESBANK GIROZENTRALE

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